Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
GOLDMAN SACHS REPORTS RECORD EARNINGS PER COMMON SHARE OF $24.73 FOR 2007
FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $7.01

NEW YORK, December 18, 2007 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $45.99 billion and net earnings of $11.60 billion for the year ended November 30, 2007. Diluted earnings per common share were $24.73, an increase of 26% compared with $19.69 for the year ended November 24, 2006. Return on average tangible common shareholders’ equity (1) (ROTE) was 38.2% and return on average common shareholders’ equity (ROE) was 32.7% for 2007.

Fourth quarter net revenues were $10.74 billion and net earnings were $3.22 billion. Diluted earnings per common share were $7.01 compared with $6.59 for the same 2006 quarter and $6.13 for the third quarter of 2007. Annualized ROTE (1) was 40.1% and annualized ROE was 34.6% for the fourth quarter of 2007.

Annual Business Highlights

•	Goldman Sachs achieved record net revenues, net earnings and diluted earnings per common share in 2007.

•	Book value per common share increased 25% to $90.43 in 2007. The firm repurchased 41.2 million shares of its common stock for a total cost of $8.96 billion.

•	The firm produced record results in the Americas, Europe and Asia, and derived over one-half of its pre-tax earnings outside of the Americas.

•	Investment Banking produced net revenues of $7.56 billion, 34% higher than the previous record set in 2006. The firm ranked first in worldwide announced mergers and acquisitions. (2)

•	Fixed Income, Currency and Commodities (FICC) generated net revenues of $16.17 billion, 13% higher than the previous record set in 2006, reflecting strong performance in all major businesses.

•	Equities produced net revenues of $11.30 billion, 33% above the previous record set in 2006.

•	Principal Investments achieved net revenues of $3.76 billion, reflecting records in both corporate and real estate investing.

•	Asset Management generated record net revenues of $4.49 billion, as assets under management increased $192 billion, or 28%, to $868 billion. Net inflows were $161 billion in 2007.

•	Securities Services achieved record net revenues of $2.72 billion.

“The talent of our people and our focus on teamwork were at the core of our ability to support our clients while delivering strong returns for our shareholders,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Inherent in our commitment to our clients is the need to help them execute their transactions in all market conditions and, as a result, we are ever mindful of the importance of effective risk management. Looking forward, we continue to see significant growth opportunities across the global economy.”

Media Relations: Lucas van Praag 212-902-5400  |  Investor Relations: Dane E. Holmes 212-902-3580

Net Revenues

Investment Banking

Full Year
Net revenues in Investment Banking were $7.56 billion for the year, 34% higher than 2006. Net revenues in Financial Advisory were $4.22 billion, 64% higher than 2006, primarily reflecting growth in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $3.33 billion, 9% higher than 2006, due to higher net revenues in debt underwriting, primarily reflecting strength in leveraged finance during the first half of the year. Net revenues in equity underwriting were also strong, but essentially unchanged from 2006.

Fourth Quarter
Net revenues in Investment Banking were $1.97 billion, 47% higher than the fourth quarter of 2006 and 8% lower than a particularly strong third quarter of 2007. Net revenues in Financial Advisory were $1.24 billion, 98% higher than the fourth quarter of 2006, reflecting increased client activity. Net revenues in the firm’s Underwriting business were $733 million, essentially unchanged from the fourth quarter of 2006. Net revenues in equity underwriting were higher, primarily reflecting an increase in initial public offerings. Results in debt underwriting were lower, primarily due to a decrease in leveraged finance and mortgage-related activity, reflecting challenging market conditions, partially offset by an increase in investment-grade activity.

The firm’s investment banking transaction backlog decreased during the quarter, but was higher than at the end of 2006. (3)

Trading and Principal Investments

Full Year
Net revenues in Trading and Principal Investments were $31.23 billion for the year, 22% higher than 2006.

Net revenues in FICC were $16.17 billion for the year, 13% higher than 2006, reflecting significantly higher net revenues in currencies and interest rate products. In addition, net revenues in mortgages were higher despite a significant deterioration in the mortgage market throughout the year, while net revenues in credit products were strong, but slightly lower compared with the prior year. Credit products included substantial gains from equity investments, including a gain of approximately $900 million related to the disposition of Horizon Wind Energy L.L.C., as well as a loss of approximately $1 billion, net of hedges, related to non-investment-grade credit origination activities. Net revenues in commodities were also strong but lower compared with 2006. During 2007, FICC operated in an environment generally characterized by strong customer-driven activity and favorable market opportunities. However, during the year, the mortgage market experienced significant deterioration and, in the second half of the year, the broader credit markets were characterized by wider spreads and reduced levels of liquidity.

Net revenues in Equities were $11.30 billion for the year, 33% higher than 2006, reflecting significantly higher net revenues in both the firm’s customer franchise businesses and principal strategies. The customer franchise businesses benefited from significantly higher commission volumes. During 2007, Equities operated in an environment characterized by strong customer-driven activity, generally higher equity prices and higher levels of volatility, particularly during the second half of the year.

Principal Investments recorded net revenues of $3.76 billion for the year, reflecting gains and overrides from corporate and real estate principal investments. Results in Principal Investments included a $495 million gain related to the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC) and a $129 million loss related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG).

Fourth Quarter
Net revenues in Trading and Principal Investments were $6.93 billion, 4% higher than the fourth quarter of 2006 and 16% lower than the third quarter of 2007.

Net revenues in FICC were $3.30 billion, 6% higher than the fourth quarter of 2006, reflecting significantly higher net revenues in currencies and commodities. The increase in commodities reflected a gain of approximately $800 million from the sale of a majority interest in 14 power generation facilities held by Cogentrix Energy, Inc. In addition, net revenues in mortgages and interest rate products were higher. Net revenues in credit products declined significantly, reflecting lower results from equity investments, partially offset by a gain of approximately $500 million, net of hedges, related to non-investment-grade credit origination activities. Results from equity investments declined in part due to a gain of approximately $500 million on Accordia Golf Co., Ltd. during the fourth quarter of 2006. During the quarter, while customer-driven activity was generally solid, FICC operated in a challenging environment characterized by continued deterioration in the mortgage market and weakness in the corporate credit market.

Net revenues in Equities were $2.59 billion, 22% higher than the fourth quarter of 2006, primarily reflecting significantly higher net revenues in the firm’s customer franchise businesses. The customer franchise businesses benefited from significantly higher commission volumes. During the quarter, Equities operated in an environment characterized by strong customer-driven activity and volatile markets.

Principal Investments recorded net revenues of $1.04 billion for the fourth quarter of 2007, reflecting gains and overrides from corporate and real estate principal investments. Results in Principal Investments included a $163 million gain related to the firm’s investment in the ordinary shares of ICBC.

Asset Management and Securities Services

Full Year
Net revenues in Asset Management and Securities Services were $7.21 billion for the year, 11% higher than 2006.

Asset Management net revenues were $4.49 billion for the year, 5% higher than 2006, reflecting a 29% increase in management and other fees, partially offset by significantly lower incentive fees. Incentive fees were $187 million for 2007 compared with $962 million for 2006. During the year, assets under management increased $192 billion, or 28%, to $868 billion, reflecting non-money market net inflows of $73 billion (4), primarily in fixed income and equity assets, money market net inflows of $88 billion, and net market appreciation of $31 billion, reflecting appreciation in fixed income and equity assets, partially offset by depreciation in alternative investment assets.

Securities Services net revenues were $2.72 billion for the year, 25% higher than 2006, as the firm’s prime brokerage business continued to generate strong results, primarily reflecting significantly higher customer balances in securities lending and margin lending.

Fourth Quarter
Net revenues in Asset Management and Securities Services were $1.84 billion, 29% higher than the fourth quarter of 2006 and 6% lower than the third quarter of 2007.

Asset Management net revenues were $1.17 billion, 25% higher than the fourth quarter of 2006, reflecting higher management and other fees. During the quarter, assets under management increased $72 billion, or 9%, to $868 billion, reflecting non-money market net inflows of
$16 billion (4), primarily in fixed income assets, money market net inflows of $42 billion and market appreciation of $14 billion in fixed income and equity assets.

Securities Services net revenues were $672 million, 35% higher than the fourth quarter of 2006, reflecting significantly higher customer balances in securities lending and margin lending.

Expenses

Operating expenses were $28.38 billion for 2007, 23% higher than 2006.

Compensation and Benefits

Compensation and benefits expenses were $20.19 billion for 2007, 23% higher than 2006, reflecting increased discretionary compensation and growth in employment levels. The ratio of compensation and benefits to net revenues for 2007 was 43.9% compared with 43.7% for 2006. Employment levels increased 15% compared with the end of 2006, including a 2% increase during the fourth quarter.

Non-Compensation Expenses

Full Year
Non-compensation expenses were $8.19 billion for 2007, 23% higher than 2006, primarily attributable to higher levels of business activity and continued geographic expansion. One-half of this increase was attributable to brokerage, clearing, exchange and distribution fees, principally reflecting higher transaction volumes in Equities. Other expenses, professional fees, and communications and technology expenses also increased, primarily due to higher levels of business activity. Occupancy and depreciation and amortization expenses included exit costs of $128 million related to the firm’s office space.

Fourth Quarter
Non-compensation expenses were $2.41 billion, 26% higher than the fourth quarter of 2006 and 12% higher than the third quarter of 2007. The increase compared with the fourth quarter of 2006 was primarily attributable to higher brokerage, clearing, exchange and distribution fees, principally due to higher transaction volumes in Equities, and an increase in occupancy and depreciation and amortization expenses, including exit costs of $128 million related to the firm’s office space.

Provision For Taxes

The effective income tax rate was 34.1% for 2007, up from 33.2% for the first nine months of 2007 and down from 34.5% for 2006. The increase in the effective income tax rate for 2007 compared with the first nine months of 2007 was primarily due to changes in the geographic earnings mix and a decrease in tax credits.

Capital

As of November 30, 2007, total capital was $206.97 billion, consisting of $42.80 billion in total shareholders’ equity (common shareholders’ equity of $39.70 billion and preferred stock of $3.10 billion) and $164.17 billion in unsecured long-term borrowings. Book value per common share was $90.43, an increase of 25% compared with the end of 2006 and an increase of 7% compared with the end of the third quarter of 2007. Tangible book value per common share was $78.88 (1), an increase of 28% compared with the end of 2006 and an increase of 8% compared with the end of the third quarter of 2007. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 439.0 million at period end.

The firm repurchased 41.2 million shares of its common stock during 2007 at an average cost per share of $217.29, for a total cost of $8.96 billion, including 11.6 million shares during the fourth quarter at an average cost per share of $230.65, for a total cost of $2.68 billion. On December 17, 2007, the Board of Directors of The Goldman Sachs Group, Inc. (the Board) authorized the repurchase of an additional 60.0 million shares of common stock pursuant to the firm’s existing share repurchase program. The remaining share authorization under the firm’s existing share repurchase program, including the newly authorized amount, is 71.4 million shares.

Dividends

The Board declared a dividend of $0.35 per common share to be paid on February 28, 2008 to common shareholders of record on January 29, 2008. The Board also declared dividends of $351.84, $387.50, $351.84 and $346.84 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on February 11, 2008 to preferred shareholders of record on January 27, 2008.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 24, 2006.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 25388886, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	Nov. 30,	Nov. 24,	Nov. 24,
	2007	2006	2006
Investment Banking
Financial Advisory	$4,222	$2,580	64%

Equity underwriting	1,382	1,365	1
Debt underwriting	1,951	1,684	16

Total Underwriting	3,333	3,049	9

Total Investment Banking	7,555	5,629	34

Trading and Principal Investments
FICC	16,165	14,262	13

Equities trading	6,725	4,965	35
Equities commissions	4,579	3,518	30

Total Equities	11,304	8,483	33

SMFG	(129)	527	N.M.
ICBC	495	937	(47)
Other corporate and real estate gains and losses	2,914	949	207
Overrides	477	404	18

Total Principal Investments	3,757	2,817	33

Total Trading and Principal Investments	31,226	25,562	22

Asset Management and Securities Services
Management and other fees	4,303	3,332	29
Incentive fees	187	962	(81)

Total Asset Management	4,490	4,294	5

Securities Services	2,716	2,180	25

Total Asset Management and Securities Services	7,206	6,474	11

Total net revenues	$45,987	$37,665	22

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Nov. 30,	Aug. 31,	Nov. 24,	Aug. 31,	Nov. 24,
	2007	2007	2006	2007	2006
Investment Banking
Financial Advisory	$1,240	$1,412	$627	(12)%	98%

Equity underwriting	403	355	330	14	22
Debt underwriting	330	378	387	(13)	(15)

Total Underwriting	733	733	717	—	2

Total Investment Banking	1,973	2,145	1,344	(8)	47

Trading and Principal Investments
FICC	3,304	4,889	3,104	(32)	6

Equities trading	1,348	1,799	1,235	(25)	9
Equities commissions	1,243	1,330	896	(7)	39

Total Equities	2,591	3,129	2,131	(17)	22

SMFG	35	(261)	(78)	N.M.	N.M.
ICBC	163	230	949	(29)	(83)
Other corporate and real estate gains and losses	734	148	323	N.M.	127
Overrides	104	94	205	11	(49)

Total Principal Investments	1,036	211	1,399	N.M.	(26)

Total Trading and Principal Investments	6,931	8,229	6,634	(16)	4

Asset Management and Securities Services
Management and other fees	1,134	1,152	910	(2)	25
Incentive fees	31	46	23	(33)	35

Total Asset Management	1,165	1,198	933	(3)	25

Securities Services	672	762	496	(12)	35

Total Asset Management and Securities Services	1,837	1,960	1,429	(6)	29

Total net revenues	$10,741	$12,334	$9,407	(13)	14

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Year Ended		% Change From
	Nov. 30,	Nov. 24,	Nov. 24,
	2007	2006	2006
Revenues
Investment banking	$7,555	$5,613	35%
Trading and principal investments	29,714	24,027	24
Asset management and securities services	4,731	4,527	5
Interest income	45,968	35,186	31

Total revenues	87,968	69,353	27

Interest expense	41,981	31,688	32

Revenues, net of interest expense	45,987	37,665	22

Operating expenses
Compensation and benefits	20,190	16,457	23

Brokerage, clearing, exchange and distribution fees	2,758	1,985	39
Market development	601	492	22
Communications and technology	665	544	22
Depreciation and amortization	624	521	20
Amortization of identifiable intangible assets	195	173	13
Occupancy	975	850	15
Professional fees	714	545	31
Cost of power generation	335	406	(17)
Other expenses	1,326	1,132	17

Total non-compensation expenses	8,193	6,648	23

Total operating expenses	28,383	23,105	23

Pre-tax earnings	17,604	14,560	21
Provision for taxes	6,005	5,023	20

Net earnings	11,599	9,537	22

Preferred stock dividends	192	139	38

Net earnings applicable to common shareholders	$11,407	$9,398	21

Earnings per common share
Basic	$26.34	$20.93	26%
Diluted	24.73	19.69	26

Average common shares outstanding
Basic	433.0	449.0	(4)
Diluted	461.2	477.4	(3)

Selected Data
Ratio of compensation and benefits to net revenues	43.9%	43.7%

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	Nov. 30,	Aug. 31,	Nov. 24,	Aug. 31,	Nov. 24,
	2007	2007	2006	2007	2006
Revenues
Investment banking	$1,974	$2,145	$1,337	(8)%	48%
Trading and principal investments	6,823	7,576	6,051	(10)	13
Asset management and securities services	1,219	1,272	982	(4)	24
Interest income	11,518	12,810	9,756	(10)	18

Total revenues	21,534	23,803	18,126	(10)	19

Interest expense	10,793	11,469	8,719	(6)	24

Revenues, net of interest expense	10,741	12,334	9,407	(13)	14

Operating expenses
Compensation and benefits	3,272	5,920	2,505	(45)	31

Brokerage, clearing, exchange and distribution fees	774	795	571	(3)	36
Market development	177	148	154	20	15
Communications and technology	184	169	148	9	24
Depreciation and amortization	207	145	143	43	45
Amortization of identifiable intangible assets	41	53	45	(23)	(9)
Occupancy	343	218	237	57	45
Professional fees	204	188	178	9	15
Cost of power generation	82	88	98	(7)	(16)
Other expenses	402	351	343	15	17

Total non-compensation expenses	2,414	2,155	1,917	12	26

Total operating expenses	5,686	8,075	4,422	(30)	29

Pre-tax earnings	5,055	4,259	4,985	19	1
Provision for taxes	1,840	1,405	1,833	31	—

Net earnings	3,215	2,854	3,152	13	2

Preferred stock dividends	49	48	48	2	2

Net earnings applicable to common shareholders	$3,166	$2,806	$3,104	13	2

Earnings per common share
Basic	$7.49	$6.54	$7.06	15%	6%
Diluted	7.01	6.13	6.59	14	6

Average common shares outstanding
Basic	422.9	429.0	439.8	(1)	(4)
Diluted	451.7	457.4	470.7	(1)	(4)

Selected Data
Employees at period end (5)	30,522	29,905	26,467	2	15
Ratio of compensation and benefits to net revenues	30.5%	48.0%	26.6%

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	Nov. 30,	Nov. 24,	Nov. 24,
	2007	2006	2006
Non-compensation expenses of consolidated investments (6)	$446	$501	(11)%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	2,758	1,985	39
Market development	593	461	29
Communications and technology	661	537	23
Depreciation and amortization	509	444	15
Amortization of identifiable intangible assets	189	169	12
Occupancy	892	738	21
Professional fees	711	534	33
Cost of power generation	335	406	(17)
Other expenses	1,099	873	26

Subtotal	7,747	6,147	26

Total non-compensation expenses, as reported	$8,193	$6,648	23

	Three Months Ended			% Change From
	Nov. 30,	Aug. 31,	Nov. 24,	Aug. 31,	Nov. 24,
	2007	2007	2006	2007	2006
Non-compensation expenses of consolidated investments (6)	$157	$101	$130	55%	21%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	774	795	571	(3)	36
Market development	175	146	148	20	18
Communications and technology	182	168	146	8	25
Depreciation and amortization	142	128	119	11	19
Amortization of identifiable intangible assets	39	52	43	(25)	(9)
Occupancy	311	200	210	56	48
Professional fees	203	188	176	8	15
Cost of power generation	82	88	98	(7)	(16)
Other expenses	349	289	276	21	26

Subtotal	2,257	2,054	1,787	10	26

Total non-compensation expenses, as reported	$2,414	$2,155	$1,917	12	26

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)

Average Daily VaR (7)
$ in millions

	Three Months Ended			Twelve Months Ended
	Nov. 30,	Aug. 31,	Nov. 24,	Nov. 30,	Nov. 24,
	2007	2007	2006	2007	2006
Risk Categories
Interest rates	$106	$96	$51	$85	$49
Equity prices	107	97	75	100	72
Currency rates	30	23	14	23	21
Commodity prices	26	24	29	26	30
Diversification effect (8)	(118)	(101)	(63)	(96)	(71)

Total	$151	$139	$106	$138	$101

Assets Under Management (9)
$ in billions

	As of			% Change From
	Nov. 30,	Aug. 31,	Nov. 30,	Aug. 31,	Nov. 30,
	2007	2007	2006	2007	2006
Asset Class
Alternative investments	$151	$151	$145	—%	4%
Equity	255	251	215	2	19
Fixed income	256	230	198	11	29

Total non-money market assets	662	632	558	5	19

Money markets	206	164	118	26	75

Total assets under management	$868	$796	$676	9	28

	Three Months Ended				Year Ended
	Nov. 30,		Aug. 31,	Nov. 30,	Nov. 30,		Nov. 30,
	2007		2007	2006	2007		2006
Balance, beginning of period	$796		$758	$629	$676		$532

Net inflows / (outflows)
Alternative investments	—		7	6	9		32
Equity	1		7	4	26		16
Fixed income	15		5	7	38		29

Total non-money market net inflows / (outflows)	16	(4)	19	17	73	(4)	77

Money markets	42		31	7	88		17	(10)

Total net inflows / (outflows)	58		50	24	161		94	(11)

Net market appreciation / (depreciation)	14		(12)	23	31		50

Balance, end of period	$868		$796	$676	$868		$676

Principal Investments (12)
$ in millions

	As of November 30, 2007
	Corporate	Real Estate	Total
Private	$7,297	$2,361	$9,658
Public	2,208	67	2,275

Subtotal	9,505	2,428	11,933
SMFG convertible preferred stock (13)	4,060	—	4,060
ICBC ordinary shares (14)	6,807	—	6,807

Total	$20,372	$2,428	$22,800

Footnotes

(1)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, excluding power contracts. Identifiable intangible assets associated with power contracts are not deducted from total shareholders’ equity because, unlike other intangible assets, less than 50% of these assets are supported by common shareholders’ equity. Management believes that return on average tangible common shareholders’ equity (ROTE) is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. ROTE is computed by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements.

The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the		As of
	Year Ended	Three Months Ended
	November 30, 2007	November 30, 2007	November 30, 2007
	(unaudited, $ in millions)

Total shareholders’ equity	$37,959	$39,687	$42,800
Preferred stock	(3,100)	(3,100)	(3,100)

Common shareholders’ equity	34,859	36,587	39,700
Goodwill and identifiable intangible assets, excluding power contracts	(4,971)	(4,996)	(5,072)

Tangible common shareholders’ equity	$29,888	$31,591	$34,628

(2)	Thomson Financial — January 1, 2007 through November 30, 2007.

(3)	The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(4)	Includes $7 billion of net asset inflows in connection with the firm’s acquisition of Macquarie — IMM Investment Management.

(5)	Excludes 4,572, 4,904 and 3,868 employees as of November 2007, August 2007 and November 2006, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $43 million, $40 million and $64 million for the three months ended November 30, 2007, August 31, 2007 and November 24, 2006, respectively, attributable to these consolidated entities.

(6)	Consolidated entities held for investment purposes are entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets, such as hotels, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(7)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the year ended November 24, 2006.

(8)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(9)	Substantially all assets under management are valued as of calendar month end. Assets under management do not include the firm’s investments in funds that it manages.

(10)	Includes the transfer of $8 billion of money market assets under management to interest-bearing deposits at Goldman Sachs Bank USA, a wholly owned subsidiary of The Goldman Sachs Group, Inc. These deposits are not included in assets under management.

(11)	Includes $3 billion of net asset inflows in connection with the firm’s acquisition of its variable annuity and life insurance business.

(12)	Represents investments included within the Principal Investments component of our Trading and Principal Investments segment.

(13)	Excludes an economic hedge on the shares of common stock underlying the investment. As of November 2007, the fair value of this hedge was $3.63 billion. Includes the effect of foreign exchange revaluation on the investment, for which Goldman Sachs also maintains an economic currency hedge.

(14)	Includes interests of $4.30 billion as of November 2007 held by investment funds managed by Goldman Sachs. The fair value of the investment in the ordinary shares of ICBC, which trade on The Stock Exchange of Hong Kong, includes the effect of foreign exchange revaluation, for which Goldman Sachs maintains an economic currency hedge.